Exhibit 99.1

NEWS
RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

Hardinge Inc. Reports Increase in Net Income to $2.4 Million

in First Quarter 2012

•                  Diluted earnings per share for first quarter 2012 were $0.21, up 75% over the prior year first quarter on flat year-over-year sales

•                  Management maintains positive outlook for the year

ELMIRA, N.Y., May 9, 2012 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, reported financial results for its first quarter 2012.

Net sales (“sales”) were $74.7 million in the first quarter of 2012, up $1.2 million, or 2%, over sales of $73.5 million in the prior year’s first quarter.  Foreign currency translation had approximately $0.9 million favorable effect on sales in the quarter compared with the prior year first quarter.  When compared with the trailing fourth quarter of 2011, sales were down $16.4 million, or 18%, during the first quarter 2012.  The fourth quarter 2011 benefited from several high value shipments as well as the impact of customers in the U.S. accelerating purchasing decisions to take advantage of tax benefits expiring in 2011.  In comparison, the first quarter of 2012 was negatively impacted by the Chinese Lunar New Year coupled with very soft January sales activity in North America.  Net income for the first quarter increased to $2.4 million, up $1.1 million, or 77% when compared with the prior year first quarter.  On a per diluted share basis, earnings were $0.21 in the first quarter of 2012 compared with $0.12 in the same period in the prior year.

Commenting on the outlook for the year, Richard L. Simons, Chairman, President and Chief Executive Officer indicated, “Our sales channels experienced a high level of quote activity during the first quarter, but orders started off slowly.  Orders in March have picked up and continued to be strong through April.  Based on our current backlog and order activity, we expect sales over the next two quarters to be similar to the last half of 2011.  Although for the year we are not expecting significant year-over-year sales growth, we do believe we will have a stronger margin mix of business and be able to better leverage our operations to drive earnings.”

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Diversified Markets Create Balance

Sales by Region

	Quarter Ended
	March 31,
Sales to	(in thousands)%			2012%
Customers in	2012	2011	Change	of Total
North America	$18,621	$17,195	8%	25%
Europe	24,657	19,816	24%	33%
Asia	31,372	36,471	(14)%	42%
Total	$74,650	$73,482	2%

North America sales, which represented 25% of total sales in the first quarter of 2012, increased by 8% compared with the first quarter of 2011 as the U.S. industrial economy strengthened.  Sequentially, North America sales during the first quarter 2012 decreased 41% when compared with fourth quarter of 2011.  This decrease was driven by the impact of customers in the U.S. accelerating purchase decisions during the fourth quarter 2011 to take advantage of favorable tax benefits expiring in 2011.

In Europe, first quarter sales grew by 24% year-over-year.  The year-over-year increase was driven by higher demand for machine tools with solid levels of sales activity in Germany and the United Kingdom.  Europe sales during the first quarter 2012 were flat compared with the fourth quarter of 2011.

Asia sales declined by 14% in the first quarter compared with the prior year period.  Last year’s first quarter included an additional $4.7 million in lower margin sales to a China-based supplier to the consumer electronics industry.  Sales to Asia in the first quarter 2012 were down just 4% when compared with the fourth quarter in 2011 despite the typical weakness in the first quarter due to the Chinese Lunar New Year.

Fluctuations in Hardinge’s sales in total and among geographic locations and industries can vary from quarter-to-quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Favorable Mix Drives Margin Improvements

Gross profit was $21.2 million, or 28.4% of sales, in the 2012 first quarter compared with
$19.1 million, or 26.0% of sales, in the same period of the prior year.  The increase in gross margin over the prior year was primarily attributable to favorable product and pricing mix.

Selling, general and administrative (“SG&A”) expenses in the 2012 first quarter were $17.6 million, or 23.6% of sales, compared with $16.7 million, or 22.7% of sales, in the prior year’s first quarter.  The year-over-year increase was primarily inflationary.

Income from operations in the first quarter of 2012 was $3.4 million, up 51%, or $1.1 million over the prior year’s first quarter.  As a percent of sales, income from operations was 4.5%, a 140 basis point improvement over the same period of the prior year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) grew 23% to $5.1 million, or 6.9% of sales, in the 2012 first quarter compared with $4.2 million, or 5.7% of sales, in the same period of the prior year.  The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of the Company’s operating performance.  (See the attached table for a Reconciliation of Net Income to EBITDA and other important information regarding Hardinge’s use and presentation of EBITDA).

Strong Balance Sheet

Cash and cash equivalents at March 31, 2012 were $22.2 million compared with $21.7 million at December 31, 2011.  Cash used in operations in the first quarter was $3.5 million, compared with $7.1 million during the same period of the prior year.  Cash used in operations during the first quarter 2012 included a $4.2 million payment to the domestic pension plan.  The Company expects to fund an additional $0.5 million over each of the remaining quarters of 2012.

Edward J. Gaio, Vice President and CFO of Hardinge, commented, “Although working capital requirements and timing impacted cash from operations in the first quarter, we expect to be cash flow positive for the year with growing EBITDA and closely managed working capital.”

Capital expenditures in the first quarter of 2012 were $2.1 million.  Capital expenditures in fiscal 2012 are expected to be approximately $7 million to $9 million of which approximately $3 million to $5 million is for general maintenance purposes.  The remainder is planned for completion of the new facility in China, which is anticipated to triple the Company’s production capacity in that country, as well as the investments in the Company’s operations in Switzerland to improve the Company’s productivity and enhance capabilities in that country.

Mr. Gaio noted, “The sizable investments we made in China and Switzerland are long-term investments.  We expect capital spending to normalize to our regular maintenance capital spending levels after we finish these projects this year.  Importantly, the investments enable us to capture greater market share in China, as well as the high precision cylindrical grinding global market which we expect will drive the return on our investment.”

Net Orders (“Orders”) by Region

	Quarter Ended
	March 31,
Orders from	(in thousands)%			2012%
Customers in	2012	2011	Change	of Total
North America	$20,699	$23,217	(11)%	25%
Europe	29,796	29,417	1%	37%
Asia	30,867	61,124	(50)%	38%
Total	$81,362	$113,758	(28)%

Orders during the quarter were $81.4 million, a decrease of $32.4 million, or 28%, when compared with the prior year quarter.  The decrease was the result of the exceptional order levels in China that were experienced by the machine tool industry during the prior year quarter.  Order volumes during the prior year quarter were at a record level for the Company as customers reacted to increasing prices and extended lead times.  These trends resulted from constraints on the machine tool supply chain due to significant demand caused by strong economic recovery in the industry.  The Company’s order backlog at the end of the quarter was $149 million, most of which is expected to ship in 2012.

Outlook

Mr. Simons noted, “Although we know our markets can vary quickly with changing economic conditions, as we look further out, we do believe that the long-term trends of approximately 10% compounded annual growth in machine tool consumption projected by industry analysts are reasonable.  This industry growth is expected to be primarily in Asia, where we are well positioned with products and operations to take advantage of this opportunity.  Given that level of global growth, we believe we can leverage operations and achieve improved earnings over time.  Through careful management of working capital and capital investments, we are focused on building shareholder value.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. Eastern Time.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Edward J. Gaio, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com.

The conference call can be accessed by dialing (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Wednesday, May 16, 2012.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 392773.  Alternatively, an archive of the webcast will be available on the Company’s website at www.hardinge.com.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER-PRECISION® and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 75% of its sales outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in Switzerland, Taiwan, the United States, China and the United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.”

For more information, please visit http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information contact:
Company:	Investor Relations:
Edward J. Gaio	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer	Phone: (716) 843-3908
Phone: (607) 378-4207	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended
	March 31,
	2012	2011

Net sales	$74,650	$73,482
Cost of sales	53,427	54,406
Gross profit	21,223	19,076
Gross profit margin	28.4%	26.0%

Selling, general and administrative expenses	17,633	16,673
Gain on sale of assets	(2)	(25)
Other expense	204	177
Income from operations	3,388	2,251
Operating margin	4.5%	3.1%

Interest expense	140	78
Interest income	(24)	(39)
Income before income taxes	3,272	2,212

Income tax expense	829	831
Net income	$2,443	$1,381

Basic and diluted earnings per share	$0.21	$0.12

Cash dividends declared per share	$0.02	$0.005

Weighted avg. shares outstanding: Basic	11,524	11,450
Weighted avg. shares outstanding: Diluted	11,557	11,476

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Quarter Ended
	March 31,
	2012	2011

Net income	$2,443	$1,381
Other comprehensive income, net of tax	4,808	1,821
Comprehensive income, net of tax	$7,251	$3,202

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share data)

	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$22,206	$21,736
Restricted cash	4,634	4,575
Accounts receivable, net	52,720	65,909
Inventories, net	134,199	122,782
Other current assets	14,085	13,338
Total current assets	227,844	228,340

Property, plant and equipment, net	70,600	68,204
Intangible assets, net	12,808	12,765
Other non-current assets	2,221	2,360
Total non-current assets	85,629	83,329
Total assets	$313,473	$311,669

Liabilities and shareholders’ equity
Accounts payable	$32,122	$36,952
Notes payable to bank	18,853	12,969
Accrued expenses	20,910	25,103
Customer deposits	19,947	18,881
Accrued income taxes	3,178	3,480
Deferred income taxes	2,530	2,556
Current portion of long-term debt	2,530	1,548
Total current liabilities	100,070	101,489

Long-term debt	6,560	7,020
Pension and postretirement liabilities	44,948	49,310
Deferred income taxes	3,105	2,391
Other liabilities	4,767	4,436
Total non-current liabilities	59,380	63,157

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,097	114,369
Retained earnings	67,251	65,041
Treasury shares	(10,125)	(10,379)
Accumulated other comprehensive loss	(17,325)	(22,133)
Total shareholders’ equity	154,023	147,023
Total liabilities and shareholders’ equity	$313,473	$311,669

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2012	2011
Operating activities
Net income	$2,443	$1,381
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,743	1,916
Debt issuance amortization	52	26
Provision for deferred income taxes	981	(1,085)
Gain on sale of assets	(2)	(25)
Unrealized intercompany foreign currency transaction loss (gain)	427	(215)
Changes in operating assets and liabilities:
Accounts receivable	14,108	(2,308)
Inventories	(8,447)	(9,311)
Other assets	(295)	(1,079)
Accounts payable	(5,564)	1,081
Customer deposits	676	5,065
Accrued expenses	(9,505)	(2,677)
Accrued postretirement benefits	(124)	176
Net cash used in operating activities	(3,507)	(7,055)

Investing activities
Capital expenditures	(2,113)	(4,354)
Proceeds on sale of assets	—	25
Net cash used in investing activities	(2,113)	(4,329)

Financing activities
Proceeds from short-term notes payable to bank	23,900	7,016
Repayments of short-term notes payable to bank	(18,312)	(1,636)
Proceeds from long-term debt	476	—
Repayments on long-term debt	(152)	(154)
Dividends paid	(233)	(58)
Other financing activities	(49)	20
Net cash provided by financing activities	5,630	5,188

Effect of exchange rate changes on cash	460	196
Net increase (decrease) in cash	470	(6,000)
Cash and cash equivalents at beginning of year	21,736	30,945
Cash and cash equivalents at end of year	$22,206	$24,945

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of Net Income to EBITDA

(in thousands)

The following table provides a reconciliation of the Company’s reported net income (loss) to EBITDA for the first quarter ended March 31, 2012 and 2011, respectively

	Quarter Ended
	March 31,
			$
	2012	2011	Change
GAAP net income	$2,443	$1,381	$1,062
Plus: Interest expense, net	116	39	77
Income tax expense	829	831	(2)
Depreciation and amortization	1,743	1,916	(173)
EBITDA (1)	$5,131	$4,167	$964

(1)   EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business. We believe that monitoring EBITDA along with our GAAP results and the accompanying reconciliation provides additional information that is useful to gain an understanding of the factors and trends affecting our business.

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